Exhibit 23
                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Citizens Bancorporation, Inc.:

We consent to the incorporation by reference in the Form 8-K of Gold Banc Corporation, Inc. of our report dated September 4, 1998, with respect to the consolidated balance sheets of Citizens Bancorporation, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended, which report appears in the registration statement (No. 33365539) of Gold Banc Corporation, Inc. dated October 29, 1998.



/s/ KPMG Peat Marwick LLP

Kansas City, Missouri
December 17, 1998